Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

Calidi Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Type	Fee Calculation Rate Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Primary Offering Common Stock, $0.0001 par value	457(c)	11,500,000	(3)	$3.2151	(2)	$36,973,650.00	.0001476	$5,457.31
Equity	Secondary Offering: Common Stock $0.0001 par value	457(c)	22,142,142	(4)	$3.2151	(2)	$71,189,200.74	.0001476	$10,507.52
Warrants	Secondary Offering: Warrants to purchase Common Stock	457(g)	1,912,154	(5)	—		—	—		(6)

Total Offering Amount							$108,162,850.74		$15,964.83
Total Fee Offsets					—
Net Fees Due									$15,964.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price shown is the average of the high and low selling price of the common stock on October 3, 2023, as reported on the NYSE American.

(3)	Represent Common Stock that may be issued upon the exercise of Warrants issued in the Company’s initial public offering.

(4)

Represents 21,065,382 that may be resold by Selling Securityholders including up to 1,912,154 shares of common stock that may be issued upon the exercise of private placement warrants by the holders thereof and resold.

(5)	Consist of 1,912,154 private placement warrants held by certain parties to Registration Rights Agreements.

(6)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the shares of common stock underlying the warrants and there is no separate filing fee payable.